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                                                                    EXHIBIT 7.1


                                 [LETTERHEAD]


                                                                   FILE NUMBER
                                                                      788650

                                March 29, 1996

Bedford Property Investors, Inc.
Attn:   Donald A. Lorenz,
        Executive Vice President
        and Chief Financial Officer
270 Lafayette Circle
Lafayette, California 94549

        Re:  Amendment No. 1 to Registration Statement
             on S-2 (No. 333-921): 3,852,500 Shares
             of Common Stock, $.02 Par Value Per Share
             -----------------------------------------

Ladies and Gentlemen:

        We have served as Maryland counsel to Bedford Property Investors, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 3,852,500 shares (the "Shares") of its Common Stock, $.02 par value per share (the "Common Stock"), by the Company, pursuant to the above-referenced Registration Statement on Form S-2, filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). We have examined a copy of the charter of the Company as certified by the State Department of Assessments and Taxation of Maryland (the "Charter") and copies of resolutions of the Board of Directors of the Company, or a duly appointed committee thereof, relating to the sale and issuance of the Shares, certified as of a recent date by the Secretary of the Company, and such other documents as we have deemed relevant to expressing the opinion contained herein.

        The Charter provides that in the event of any Liquidation Event (as defined in the Charter), either voluntary or involuntary, the holders of shares of Series A Preferred Stock, $.01 par value per share, of the Company (the "Series A Preferred Stock") shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of the Common Stock by reason of their ownership thereof, the amount of $6.30 per share plus any accrued and unpaid dividends, for each share of Series A Preferred Stock then held by such holders.

        You have requested our opinion with respect to whether there are any restrictions upon surplus of the Company by reason of

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Bedford Property Investors, Inc.
March 29, 1996
Page 2

the excess of the amount of the liquidation preference of the Series A Preferred Stock over the par value of such stock, and also as to any remedies that will be available to securities holders for or after payment of any dividend that would reduce surplus to an amount less than the amount of such excess.

        There are no express restrictions upon surplus of a Maryland corporation contained in the Constitution or statutes of Maryland. However, under Section 2-311(a) of the Maryland General Corporation Law ("MGCL"), a corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders, such as holders of the Series A Preferred Stock, whose preferential rights on dissolution are superior to those receiving the distribution.

        Article V, Section 5(1)(c) of the Charter specifically provides that:

                In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend (but not by redemption or other acquisition of shares or otherwise), is permitted under the Maryland General Corporation Law, amounts that would be needed if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of dissolution of holders of Series A Preferred Stock and Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

        Accordingly, it is our opinion that the excess of the liquidation preference of the Series A Preferred Stock over its par value does not constitute a restriction upon the surplus of the Company. In view of the foregoing, it is also our opinion that there are no remedies to any stockholder of the Company before or after payment of any dividend that would reduce surplus to an amount less than the excess of the liquidation preference of Series A Preferred Stock over its par value. We are not aware of any

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Bedford Property Investors, Inc.
March 29, 1996
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published decision of an appellate court of the State of Maryland on this question.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion concerning any other law. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you solely for your benefit. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                        Very truly yours,

                                        /s/ BALLARD SPAHR ANDREWS & INGERSOLL